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EXHIBIT 21.1


                              SUBSIDIARIES OF THE REGISTRANT

The Registrant has the following subsidiaries:

       First International Bank, a Connecticut state bank and trust company


First International Bank has the following subsidiaries:

       FNBNE SBA Holdings, Inc., a Delaware corporation
       FNBNE Business Loans Holdings, Inc., a Delaware corporation
       FNBNE Funding Corp., a Delaware corporation
       FIB Business Loans Holdings, Inc., a Delaware corporation
       FIB Funding Corp., a Delaware corporation
       FIB Holdings, Inc., a Delaware corporation
       First International Capital Corp. of New Jersey, a New Jersey corporation